Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

among

ACE LIMITED,

VARIOUS FINANCIAL INSTITUTIONS,

and

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Issuing Bank and as Administrative Agent

Dated as of June 16, 2009

ii

TABLE OF CONTENTS

SCHEDULE I	Commitment Amounts

EXHIBIT A	Form of Assignment and Acceptance
EXHIBIT B-1	Form of Letter of Credit (No Reinsurance Trust) Irrevocable Standby Letter of Credit
EXHIBIT B-2	Form of Letter of Credit (Reinsurance Trust) Irrevocable Standby Letter of Credit
EXHIBIT C	Reinsurance Trust Agreement (Excerpt)
EXHIBIT D	Form of LOC Application
EXHIBIT E-1	Form of Opinion of Niederer Kraft & Frey AG
EXHIBIT E-2	Form of Opinion of Mayer Brown LLP

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) dated as of June 16, 2009 is among ACE Limited, a Swiss company (“ACE”), the financial institutions that from time to time are parties hereto (the “Banks”) and Deutsche Bank AG, New York Branch (“DB”), as sole initial Bank, as the Issuing Bank (as defined below) and as administrative agent (together with any successor in such capacity, the “Administrative Agent”).

As contemplated by the Pricing Agreement (as defined below), the parties hereto have agreed to enter into this Agreement to provide for the issuance of letters of credit from time to time for the account of ACE.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ACE” - see the Preamble.

“Administrative Agent” - see the Preamble.

“Advance” has the meaning specified in Section 2.02(g).

“Affected Bank” means any Bank, other than the Issuing Bank, that has made, or notified ACE that an event or circumstance has occurred that may give rise to, a demand for compensation under Section 2.06(a) or (b) or Section 2.08 (but only so long as the event or circumstance giving rise to such demand or notice is continuing).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the equity interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity interests, by contract or otherwise.

“Agreement” - see the Preamble.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit A.

“Available Amount” means, with respect to any LOC, the maximum amount available to be drawn under such LOC under any circumstance, including any amount that has been the subject of a drawing by the applicable beneficiary but has not yet been paid by the Issuing Bank.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Banks” - see the Preamble. For the avoidance of doubt, references herein to Banks shall include the Issuing Bank unless otherwise specified.

“Base Rate” means a fluctuating interest rate per annum equal to at any time the higher of (a) the sum of the Federal Funds Rate plus 0.5% and (b) the prime lending rate most recently announced by DB (or any U.S. Affiliate of DB if no such rate is announced by DB) as its prime lending rate, which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York, London, England, or Bermuda.

“Closing Date” means the first date on which the conditions set forth in Article III shall have been satisfied.

“Commitment” means, with respect to any Bank, the commitment of such Bank to issue (in the case of the Issuing Bank) or participate in LOCs hereunder in an amount equal to its Commitment Amount.

“Commitment Amount” means, with respect to any Bank at any time, the amount set forth opposite such Bank’s name on Schedule I under the caption “Commitment Amount” or, if such Bank has entered into one or more Assignment and Acceptances, the amount set forth for such Bank in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Bank’s “Commitment Amount”, as such amount may be reduced at or prior to such time pursuant to Section 2.04.

“Confidential Information” means information that ACE or any Affiliate thereof furnishes to the Administrative Agent or any Bank, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by the Administrative Agent or any Bank of its obligations hereunder or that is or becomes available to the Administrative Agent or such Bank from a source other than ACE or an Affiliate thereof that is not, to the best of the Administrative Agent’s or such Bank’s knowledge, acting in violation of a confidentiality agreement with ACE or any Affiliate thereof.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Credit Exposure” means at any time the sum at such time of (a) the aggregate outstanding amount of all Advances, (b) the aggregate Available Amounts of all outstanding LOCs and (c) the aggregate Available Amounts of all LOCs that have been requested by ACE to be issued hereunder but have not yet been so issued.

“DB” - see the Preamble.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Eligible Assignee” means (i) a Bank, (ii) an Affiliate of a Bank, or (iii) a commercial bank, a savings bank or other financial institution that is approved by the Administrative Agent, the Issuing Bank and, unless an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 8.07, ACE (such approvals not to be unreasonably withheld or delayed); provided that neither ACE nor any Affiliate thereof shall qualify as an Eligible Assignee.

“Event of Default” has the meaning specified in Section 6.01.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Issuing Bank” means DB in its capacity as the issuer of LOCs hereunder.

“Lending Office” means, with respect to a Bank, the office of such Bank that is to make and receive payments hereunder as specified to the Administrative Agent from time to time.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (i) this Agreement, (ii) the Pricing Agreement and (iii) each LOC Application.

“LOC” has the meaning specified in Section 2.01.

“LOC Application” has the meaning specified in Section 2.02(a).

“LOC Participating Interest” has the meaning specified in Section 2.02(e).

“LOC Related Documents” has the meaning specified in Section 2.03(b).

“Material Adverse Change” means any material adverse change in the business, financial condition, operations or properties of ACE and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition, operations or properties of ACE and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Bank under any Loan Document or (c) the ability of ACE to perform its obligations under the Loan Documents.

“Material Subsidiary” means (i) any Subsidiary of ACE that has more than $10,000,000 in assets or that had more than $10,000,000 of revenue during the most recent period of four fiscal quarters for which financial statements are available, and (ii) any Subsidiary that is the direct or indirect parent company of any Subsidiary that qualified as a “Material Subsidiary” under clause (i) above.

“Nonconsenting Bank” means any Bank, other than the Issuing Bank, that does not approve a consent, waiver or amendment to any Loan Document requested by ACE or the Administrative Agent and that requires the approval of all Banks under Section 8.01 (or all Banks directly affected thereby) when the Super-Majority Banks have agreed to such consent, waiver or amendment.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Taxes” has the meaning specified in Section 2.08(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pricing Agreement” means the Amended and Restated Fee Pricing Agreement dated as of June 16, 2009 between ACE and DB.

“Pro Rata Share” means, for any Bank, the percentage share that its Commitment Amount is of the aggregate Commitment Amount of all Banks (or, if the Commitments have terminated, that the amount of such Bank’s participating interest in the Advances and LOCs is of the Credit Exposure).

“Qualifying Issuing Bank” means a financial institution that is included on the “Bank List” maintained by the National Association of Insurance Commissioners (“NAIC”) pursuant to the Purposes and Procedures Manual of the NAIC Securities Valuation Office (or any replacement thereof or any similar list, or set of eligibility standards, maintained by the NAIC for purposes of determining whether banks are qualified to issue or confirm letters of credit for reinsurance purposes).

“Register” has the meaning specified in Section 8.07(d).

“Reimbursement Agreement” means the Second Amended and Restated Reimbursement Agreement dated as of November 8, 2007 among ACE, various subsidiaries thereof, various financial institutions and Wachovia Bank, National Association, as Administrative Agent, as such Agreement is in effect on the date hereof, without giving effect to (a) any amendment or other modification thereto or waiver thereunder unless the Required Banks hereunder (or if such amendment, modification or waiver thereunder requires the consent of all “Banks” thereunder, all Banks hereunder) have agreed to such amendment, modification or waiver (in which case such amendment, modification or waiver shall automatically become effective hereunder, mutatis mutandis) or (b) any termination thereof.

“Required Banks” means, at any time, Banks with aggregate Pro Rata Shares of more than 50%.

“Responsible Officer” means the Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Treasurer or General Counsel of ACE.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/, or as otherwise published by OFAC from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or as otherwise published by OFAC from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, or (B) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Super-Majority Banks” means Banks with aggregate Pro Rata Shares of 66 2/3% or more.

“Taxes” has the meaning specified in Section 2.08(a).

“Termination Date” means September 20, 2014.

1.02 Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until”

each mean “to but excluding”. Except as otherwise expressly provided herein, any reference to (a) an agreement or contract shall mean such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time; (b) a law shall mean such law as amended, supplemented or otherwise modified from time to time (including any successor thereto) and all rules, regulations, guidelines and decisions interpreting or implementing such law; (c) an Article, a Section, an Exhibit or a Schedule shall mean an Article or a Section hereof or an Exhibit or a Schedule hereto, and (d) a time of day shall mean such time in New York, New York. The term “including” means “including without limitation” and derivatives of such term have a corresponding meaning.

1.03 Accounting Terms and Determinations. For purposes of interpreting any provision of the Reimbursement Agreement incorporated herein by reference and for dealing with any change in GAAP (as defined in the Reimbursement Agreement), the provisions of Section 1.03 of the Reimbursement Agreement are incorporated herein by reference, mutatis mutandis.

ARTICLE II.

AMOUNTS AND TERMS OF

THE LETTERS OF CREDIT

2.01 The Letters of Credit. The Issuing Bank agrees, on the terms and subject to the conditions herein set forth, to issue standby letters of credit, substantially in the form of Exhibit B-1 or Exhibit B-2, or in such other form as the Issuing Bank may approve (such approval not to be unreasonably withheld or delayed so long as such form complies with the following provisions of this Section 2.01) (each an “LOC” and collectively the “LOCs”), and extend or increase the amount of LOCs, for the account of ACE on any Business Day from time to time during the period from the Closing Date to the Termination Date; provided that (a) the Issuing Bank shall not have any obligation to issue, extend or increase the amount of any LOC if (i) the aggregate Credit Exposure (after giving effect to such issuance, extension or increase) would exceed the LOC Availability Amount (as defined in the Pricing Agreement) scheduled to be outstanding at any time during the period from the date of such issuance, extension or increase to the stated expiration date of such LOC; or (ii) such issuance, extension or increase would conflict with or cause the Issuing Bank to exceed any limit imposed by applicable law or any applicable requirement thereof; (b) each LOC shall be denominated in U.S. dollars and shall be in a face amount not less than $50,000 (or such lesser amount as the Issuing Bank may agree); (c) each LOC shall be payable only against sight drafts (and not time drafts); (d) no LOC shall have a scheduled expiration date (including all rights of ACE or the beneficiary to require extension thereof) later than the fifth (5th) Business Day prior to the date on which the aggregate Credit Exposure (including the subject LOC) would exceed the aggregate LOC Availability Amount scheduled to be outstanding at any time during such period if such subject LOC remained outstanding on such date; (e) the Issuing Bank shall not have any obligation to issue any LOC that the Issuing Bank determines, in the exercise of its reasonable judgment consistent with its customary practice, is unsatisfactory in form or substance or is to be issued in favor of a beneficiary that is a Sanctioned Person, is organized under the laws of a Sanctioned Country or is otherwise unsatisfactory to the Issuing Bank; (f) each LOC issued in the form of Exhibit B-1 shall provide that such LOC shall expire on the thirtieth (30th) day following written notice by the Issuing Lender to the beneficiary of the occurrence of a “Credit Event” with respect to ACE consisting of a “Failure to Pay” or a “Bankruptcy” (as each such term is defined in the 2003 ISDA Credit Derivatives Definitions published by the International Swaps and Derivatives Association, Inc.); and (g) prior to issuing any LOC in the form of Exhibit B-2, the Issuing Bank or Administrative Agent shall have entered into a reinsurance trust agreement with a reinsurance trustee, in form and substance satisfactory to the Issuing Bank and Administrative Agent and containing terms substantially similar to those set forth on Exhibit C, and, upon issuance of such LOC, such LOC shall be immediately deposited into the reinsurance trust account governed by the terms of such reinsurance trust agreement, and shall at all times thereafter be held in such reinsurance trust account. An LOC may by its terms be automatically extendible annually; provided, that the Issuing Bank shall not permit any such automatic extension if it has determined that such extension would not be permitted, or the Issuing Bank would have no obligation, at such time to issue such LOC as extended under the terms hereof, in which case the Issuing Bank shall notify the beneficiary thereof of its election not to extend such LOC (which the Issuing Bank agrees to do on and subject to the terms of Section 2.02(c)). LOCs may be issued for the benefit of any wholly-owned Subsidiary of ACE; provided that ACE shall be the account party with respect to any such LOC.

2.02 Issuance and Extensions and Drawings, Participations and Reimbursement with Respect to Letters of Credit.

(a) Request for Issuance. ACE may from time to time request, upon at least three Business Days’ notice (given not later than 11:00 A.M.), that the Issuing Bank issue an LOC by delivering to the Issuing Bank (i) a written request substantially in the form of Exhibit D (an “LOC Application”) specifying the date on which such LOC is to be issued (which shall be a Business Day), the expiration date thereof, the Available Amount thereof and the name and address of the beneficiary thereof; and (ii) such other documents as may be required pursuant to the Issuing Bank’s customary practices for the issuance of letters of credit.

If the requirements set forth in the proviso to the first sentence of Section 2.01 and in Article III are satisfied, the Issuing Bank shall issue the applicable LOC on the date requested in such LOC Application. Upon the issuance of an LOC, the Issuing Bank shall (A) deliver the original of such LOC to the beneficiary thereof or as ACE shall otherwise direct and (B) promptly notify the Administrative Agent thereof and furnish a copy thereof to the Administrative Agent. The Issuing Bank may issue LOCs through any of its branches or Affiliates (whether domestic or foreign) that issue letters of credit.

(b) Request for Extension or Increase. ACE may from time to time request, upon at least three Business Days’ notice (given not later than 11:00 A.M.), that the Issuing Bank extend the expiration date of an outstanding LOC or increase (or, with the consent of the beneficiary, decrease) the Available Amount of an outstanding LOC by delivering to the Issuing Bank a written request therefor. Any such request for an extension or increase shall for all purposes hereof (including for purposes of Section 2.02(a)) be treated as though ACE had requested issuance of a replacement LOC (except that the Issuing Bank may, if it elects, issue a notice of extension or increase in lieu of issuing a new LOC in substitution for the outstanding LOC).

(c) Automatic Extensions. If any LOC shall provide for the automatic extension of the expiry date thereof unless the Issuing Bank gives notice that such expiry date shall not be extended, then the Issuing Bank shall allow such LOC to be extended unless it shall have received, at least five days prior to the date on which such notice of non-extension must be delivered under such LOC (or such shorter period acceptable to the Issuing Bank), (i) notice from the Required Banks (or the Administrative Agent on their behalf) stating that the conditions precedent to the extension of such LOC have not been satisfied or (ii) notice from ACE directing the Issuing Bank not to permit the extension of such LOC (and the Issuing Bank shall not permit any LOC to be automatically extended if it has received a timely notice of the type described in the foregoing clause (i) or (ii)).

(d) Limitations on Issuance, Extension and Increase of LOCs. As between the Issuing Bank, on the one hand, and the Administrative Agent and the other Banks, on the other hand, the Issuing Bank shall be justified and fully protected in issuing a proposed LOC, extending the expiration date or increasing the Available Amount of an outstanding LOC or permitting an outstanding LOC to be automatically extended if the Issuing Bank has not received notice that it is not authorized to issue, increase the Available Amount of or extend such LOC as described in the foregoing provisions of this Section 2.02, in each case notwithstanding any subsequent notice to the Issuing Bank, any knowledge the Issuing Bank may have of a Default or of the failure of any condition specified the proviso to the first sentence of Section 2.01 or in Article III to be satisfied, or any other event, condition or circumstance whatsoever. The Issuing Bank may amend, modify or supplement LOCs or LOC Applications, or waive compliance with any condition of issuance, extension or payment, without the consent of, and without liability to, the Administrative Agent or any Bank, provided that any such amendment, modification or supplement that extends the expiration date or increases the Available Amount of or the amount available to be drawn on an outstanding LOC shall be subject to Section 2.01.

(e) Letter of Credit Participating Interests. Concurrently with the issuance of each LOC, the Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each other Bank, and each other Bank automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted and assumed from the Issuing Bank, without recourse to, or representation or warranty by, the Issuing Bank, an undivided interest, in a proportion equal to such Bank’s Pro Rata Share, in all of the Issuing Bank’s rights and obligations in, to or under such LOC, the related LOC Application, all reimbursement obligations with respect to such LOC, and all collateral, guarantees and other rights from time to time directly or indirectly securing or supporting the foregoing (such interest of each Bank being referred to herein as an “LOC Participating Interest”, it being understood that the LOC Participating Interest of the Issuing Bank is the interest not otherwise attributable to the LOC Participating Interests of the other Banks). On the date that any assignee becomes a party to this Agreement in accordance with Section 8.07, LOC Participating Interests in all outstanding LOCs held by the Bank from which such assignee acquired its interest hereunder shall be proportionately reallocated between such assignee and such assignor Bank. Notwithstanding any other provision hereof, each Bank hereby agrees that its obligation to participate in each LOC, its obligation to make the payments specified in Section 2.02(f) and the right of the Issuing Bank to receive such payments in the manner specified therein are each absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatever. The failure of any Bank to make any such payment shall not relieve any other Bank of its funding obligation hereunder on the date due, but no Bank shall be responsible for the failure of any other Bank to meet its funding obligations hereunder.

(f) Payment by Banks on Account of Unreimbursed Draws. If the Issuing Bank makes a payment under an LOC and is not reimbursed in full therefor in accordance with Section 2.03, the Issuing Bank may notify the Administrative Agent thereof (which notice may be by telephone), and the Administrative Agent shall forthwith notify each Bank thereof (which notice may be by telephone promptly confirmed in writing). No later than the Administrative Agent’s close of business on the date such notice is given (if notice is given by 2:00 P.M. on a Business Day) or 10:00 A.M. on the following Business Day (if notice is given after 2:00 P.M. on a Business Day), each Bank will pay to the Administrative Agent, for the account of the Issuing Bank, in immediately available funds, an amount equal to such Bank’s Pro Rata Share of the unreimbursed portion of such payment by the Issuing Bank. Amounts received by the Administrative Agent for the account of the Issuing Bank shall be forthwith transferred, in immediately available funds, to the Issuing Bank. To the extent that any Bank fails to make such payment to the Administrative Agent for the account of the Issuing Bank on such date, such Bank shall pay such amount on demand, together with interest, for the Issuing Bank’s own account, from the date such payment is due from such Bank to the Issuing Bank to the date of payment to the Issuing Bank (before and after judgment) at a rate per annum for each day (i) from the date such payment is due from such Bank to the Issuing Bank to the third Business Day thereafter equal to the Federal Funds Rate and (ii) thereafter equal to the Base Rate.

(g) Advances. The term “Advance” is used in this Agreement in accordance with the meanings set forth in this Section 2.02(g). The making of any payment by the Issuing Bank under an LOC is sometimes referred to herein as the making of an Advance by the Issuing Bank in the amount of such payment. The making of any payment by a Bank for the account of the Issuing Bank under Section 2.02(f) on account of an unreimbursed drawing on an LOC is sometimes referred to as the making of an Advance by such Bank. The making of an Advance by a Bank with respect to an unreimbursed drawing on an LOC shall reduce, by a like amount, the outstanding Advance of the Issuing Bank with respect to such unreimbursed drawing.

(h) LOC Reports. The Issuing Bank will furnish to the Administrative Agent prompt written notice of each issuance or extension, or increase in the amount, of an LOC (including the Available Amount and expiration date thereof), amendment to an LOC, cancellation of an LOC and payment on an LOC. The Administrative Agent will furnish to each Bank prior to the fifteenth Business Day of each calendar quarter a written report summarizing issuance, extension and expiration dates of LOCs issued or extended during the preceding calendar quarter and payments and reductions in Available Amounts during such calendar quarter on all LOCs.

2.03 Reimbursement Obligations.

(a) ACE agrees to reimburse the Issuing Bank (by making payment to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.07) in the amount of each Advance made by the Issuing Bank, such reimbursement to be made on the date such Advance is made by the Issuing Bank (but not earlier than one Business Day after notice of the drawing giving rise to such Advance is given to ACE). Such reimbursement obligation shall be payable without further notice, protest or demand, all of which are hereby waived, and an action therefor shall immediately accrue. To the extent such payment by ACE is not timely made, ACE agrees to pay to the Administrative Agent, for the respective accounts of the Issuing Bank and the Banks that have funded their respective shares of such amount remaining unpaid by ACE, on demand, default interest at a rate per annum equal to the Base Rate plus 2% for each day from the date on which ACE is to reimburse the Issuing Bank to the date such obligation is paid in full. For the avoidance of doubt, the payment by ACE of default interest pursuant to this Section 2.03(a) shall not affect the calculation of fees under the Loan Documents.

(b) The obligation of ACE to reimburse the Issuing Bank for any Advance made by the Issuing Bank, and the obligation of each Bank under Section 2.02(f) with respect thereto, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, the applicable LOC Application and any other applicable agreement or instrument under all circumstances, including the following circumstances:

(i) any lack of validity or enforceability of any Loan Document, any LOC Application, any LOC or any other agreement or instrument relating thereto (all of the foregoing, collectively, the “LOC Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, any obligation of ACE or any other Person in respect of any LOC Related Document or any other amendment or waiver of or any consent to departure from any LOC Related Document;

(iii) the existence of any claim, set-off, defense or other right that ACE or any other Person may have at any time against any beneficiary or any transferee of an LOC (or any Person for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the LOC Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under an LOC proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under an LOC against presentation of a draft or certificate that does not strictly comply with the terms of such LOC;

(vi) any exchange, release or non-perfection of any collateral granted to secure any obligation of ACE or any other Person in connection with any Loan Document; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, ACE.

(c) If any amount received by the Issuing Bank on account of any Advance shall be avoided, rescinded or otherwise returned or paid over by the Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or the Issuing Bank believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each Bank will (except to the extent a corresponding amount received by such Bank on account of its Advance relating to the same payment on an LOC has been avoided, rescinded or otherwise returned or paid over by such Bank), promptly upon notice from the Administrative Agent or the Issuing Bank, pay over to the Administrative Agent for the account of the Issuing Bank its Pro Rata Share of such amount, together with its Pro Rata Share of any interest or penalties payable with respect thereto.

2.04 Termination or Reduction of the Commitments. Subject to the Pricing Agreement, ACE may at any time, upon at least five Business Days’ notice to the Administrative Agent, terminate the Commitments in whole or reduce in part the unused portion of the Commitment Amounts; provided that each partial reduction (i) shall be in an aggregate amount of $10,000,000 or a higher integral multiple of $1,000,000 and (ii) shall be made ratably among the Banks in accordance with their Commitment Amounts. Concurrently with any termination of the Commitments in whole pursuant to this Section 2.04, ACE shall (a) surrender to the Issuing Bank, or provide cash collateral or backup letters of credit (in each case pursuant to documentation reasonably acceptable to the Administrative Agent and, in the case of backup letters of credit, from a financial institution acceptable to the Issuing Bank) in an amount equal to 102% of the Available Amount of, all outstanding LOCs and (b) pay the principal amount of all outstanding Advances, all accrued and unpaid default interest thereon, all accrued and unpaid fees payable pursuant to Section 2.05 and all other obligations then payable hereunder and under the other Loan Documents. If any LOCs remain outstanding at the time of termination of the Commitments pursuant to this Section 2.04, the Issuing Bank shall use reasonable commercial efforts to assist ACE in replacing such LOCs with letters of credit issued by other institutions.

2.05 Fees. ACE agrees to pay the fees set forth in the Pricing Agreement.

2.06 Increased Costs, Etc.

(a) If, due to either (i) the introduction of or any change in or in the interpretation of, in each case after the date hereof, any law or regulation or (ii) compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to issue or of issuing or maintaining or participating in LOCs or the making of Advances (excluding, for purposes of this Section 2.06, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.08 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Bank is organized or has its Lending Office or any political subdivision thereof), then ACE agrees to pay, from time to time, within five days after demand by such Bank (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, to the Administrative Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to ACE by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

(b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, or (ii) compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Bank or any corporation controlling such Bank as a result of or based upon the existence of such Bank’s commitment to extend credit hereunder and other commitments of such type, then, within ten days after demand by such Bank or such corporation (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, ACE agrees to pay to the Administrative Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank’s commitment to issue or participate in LOCs hereunder or to the issuance or maintenance of or participation in any LOC. A certificate as to such amounts submitted to ACE by such Bank shall be conclusive and binding for all purposes, absent manifest error.

(c) Each Bank shall promptly notify ACE and the Administrative Agent of any event of which it has actual knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in such Bank’s good faith judgment, otherwise disadvantageous to such Bank) to mitigate or avoid, any obligation of ACE to pay any amount pursuant to Section 2.06(a) or 2.06(b) above or pursuant to Section 2.08 (and, if any Bank has given notice of any such event and thereafter such event ceases to exist, such Bank shall promptly so notify ACE and the Administrative Agent). Without limiting the foregoing, each Bank will designate a different Lending Office if such designation will avoid (or reduce the cost to ACE of) any event described in the preceding sentence and such designation will not, in such Bank’s good faith judgment, be otherwise disadvantageous to such Bank.

(d) Notwithstanding the provisions of Section 2.06(a), 2.06(b) or 2.08 (and without limiting Section 2.06(c) above), if any Bank fails to notify ACE of any event or circumstance that will entitle such Bank to compensation pursuant to Section 2.06(a), 2.06(b) or 2.08 within 120 days after such Bank obtains actual knowledge of such event or circumstance, then such Bank shall not be entitled to compensation from ACE for any amount arising prior to the date that is 120 days before the date on which such Bank notifies ACE of such event or circumstance.

2.07 Payments and Computations.

(a) ACE shall make each payment hereunder irrespective of any right of counterclaim or set-off not later than 11:00 A.M. on the day when due, in U.S. dollars, to the Administrative Agent at such account as the Administrative Agent shall reasonably direct in immediately available funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter distribute to each Bank its portion of such payment in accordance with the terms hereof. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of default interest on Advances when the Base Rate is determined by reference to DB’s prime rate shall be made by the Administrative Agent on the basis of a year of 365 or, if applicable, 366 days; all other computations of default interest shall be made by the Administrative Agent on the basis of a year of 360 days. All such computations shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such default interest is payable. Each determination by the Administrative Agent of a default interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of any payment of default interest or fees.

2.08 Taxes.

(a) All payments by ACE hereunder shall be made, in accordance with Section 2.07, free and clear of and without deduction for, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Bank or the Administrative Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Bank, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Bank’s Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder, “Taxes”). If ACE shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank or the Administrative Agent, (i) the sum payable by ACE shall be increased as may be necessary so that after ACE and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Bank or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) ACE shall make all such deductions and (iii) ACE shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, ACE shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Loan Document (any of the foregoing, “Other Taxes”).

(c) ACE shall indemnify each Bank and the Administrative Agent for and hold each of them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.08, imposed on or paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. Any such indemnification payment shall be made within 30 days from the date such Bank or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, ACE shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder by or on behalf of ACE through an account or branch outside the United States or by or on behalf of ACE by a payor that is not a United States person, if ACE determines that no Taxes are payable in respect thereof, ACE shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this Section 2.08(d) and Section 2.08(e), the terms “United States” and “United States person” shall have the meanings specified in Sections 7701(a)(9) and 7701(a)(10) of the Internal Revenue Code, respectively.

(e) Each Bank organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Bank, and on the date of the Assignment and Acceptance pursuant to which it becomes a Bank in the case of each other Bank, and from time to time thereafter as requested in writing by ACE (but only so long as such Bank remains lawfully able to do so), provide each of the Administrative Agent and ACE with two original Internal Revenue Service forms W-8BEN or W-8ECI or (in the case of a Bank that has certified in writing to the Administrative Agent that it is not a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code) form W-8 (and, if such Bank delivers a form W-8, a certificate representing that such Bank is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of ACE and is not a controlled foreign corporation related to ACE (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Bank is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or, in the case of a Bank providing a form W-8, certifying that such Bank is a foreign corporation, partnership, estate or trust. If the forms provided by a Bank at the time such Bank first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Bank provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered excluded from Taxes only for periods governed by such forms; provided that if, at the effective date of the Assignment and Acceptance pursuant to which a Bank becomes a party to this Agreement, the Bank assignor was entitled to payments under Section 2.08(a) in respect of United States withholding tax with respect to default interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Bank assignee on such date. If any form or document referred to in this Section 2.08(e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN, W-8ECI or W-8 (and the related certificate described above), that the Bank reasonably considers to be confidential, the Bank shall give notice thereof to ACE and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Bank which may lawfully do so has failed to provide ACE with the appropriate form described in Section 2.08(e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under Section 2.08(e) above), such Bank shall not be entitled to indemnification under Sections 2.08(a) or 2.08(c) with respect to Taxes imposed by the United States by reason of such failure; provided that should a Bank become subject to Taxes because of its failure to deliver a form required hereunder, ACE shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(g) Each Bank represents and warrants to ACE that, as of the date such Bank becomes a party to this Agreement, such Bank is entitled to receive payments hereunder from ACE without deduction or withholding for or on account of any Taxes.

2.09 Sharing of Payments, Etc. If any Bank shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 8.07) (a) on account of obligations due and payable to such Bank hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such obligations due and payable to such Bank at such time to (ii) the aggregate amount of the obligations due and payable to all Banks hereunder at such time) of payments on account of the obligations due and payable to all Banks hereunder at such time obtained by all the Banks at such time or (b) on account of obligations owing (but not due and payable) to such Bank hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such obligations owing to such Bank at such time to (ii) the aggregate amount of the obligations owing (but not due and payable) to all Banks hereunder at such time) of payments on account of the obligations owing (but not due and payable) to all Banks hereunder at such time obtained by all of the Banks at such time, such Bank shall forthwith purchase from the other Banks such interests or participating interests in the obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank’s ratable share (according to the proportion of (i) the purchase price paid to such Bank to (ii) the aggregate purchase price paid to all Banks) of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (A) the amount of such other Bank’s required repayment to (B) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. ACE agrees that any Bank so purchasing an interest or participating interest from another Bank pursuant to this Section 2.09 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Bank were the direct creditor of ACE in the amount of such interest or participating interest, as the case may be.

2.10 Use of Letters of Credit. The LOCs shall be used for general corporate purposes of ACE and its Subsidiaries.

2.11 Replacement of Affected Bank or Nonconsenting Bank. At any time any Bank (other than the Issuing Bank) is an Affected Bank or a Nonconsenting Bank, ACE may, at its sole expense (including the assignment fee specified in Section 8.07(a)) and effort, replace such

Affected Bank or Nonconsenting Bank as a party to this Agreement with one or more other Banks and/or Eligible Assignees, and upon notice from ACE such Affected Bank or Nonconsenting Bank shall assign pursuant to an Assignment and Acceptance, and without recourse or warranty, its Commitment Amount, its LOC Participating Interests, its Advances and all of its other rights and obligations hereunder to such other Banks and/or Eligible Assignees for a purchase price equal to the sum of the principal amount of the Advances so assigned, all accrued and unpaid default interest thereon, such Affected Bank’s or Nonconsenting Bank’s ratable share of all accrued and unpaid fees payable pursuant to Section 2.05 and all other obligations owed to such Affected Bank or Nonconsenting Bank hereunder and under the other Loan Documents. Notwithstanding the foregoing, (i) no Affected Bank or Nonconsenting Bank shall be required to make any such assignment if, prior to its receipt of the notice from ACE referred to in the foregoing sentence, as a result of a waiver or otherwise, the circumstances entitling ACE to require such assignment cease to apply, and (ii) no Nonconsenting Bank shall be required to make any such assignment if at the time of any such proposed assignment, any Default under this Agreement has occurred and is continuing.

2.12 Certain Provisions Relating to the Issuing Bank and LOCs.

(a) LOC Applications. The representations, warranties and covenants by ACE under, and the rights and remedies of the Issuing Bank under, any LOC Application relating to any LOC are in addition to, and not in limitation or derogation of, representations, warranties and covenants by ACE under, and rights and remedies of the Issuing Bank and the other Banks under, this Agreement and applicable law. ACE acknowledges and agrees that all rights of the Issuing Bank under any LOC Application shall inure to the benefit of each Bank to the extent of its LOC Participating Interest in and Advances in connection with the applicable LOC as fully as if such Bank were a party to such LOC Application. In the event of any inconsistency between the terms of this Agreement and any LOC Application, this Agreement shall prevail.

(b) Certain Provisions. The Issuing Bank shall have no duties or responsibilities to the Administrative Agent or any Bank except those expressly set forth in this Agreement, and no implied duties or responsibilities on the part of the Issuing Bank shall be read into this Agreement or shall otherwise exist. The duties and responsibilities of the Issuing Bank to the Banks and the Administrative Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Issuing Bank shall not have a fiduciary relationship in respect of the Administrative Agent, any Bank or any other Person. The Issuing Bank shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any Loan Document or LOC, except to the extent resulting from its gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. The Issuing Bank shall not be under any obligation to ascertain, inquire or give any notice to the Administrative Agent or any Bank relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of ACE, (ii) the business, operations, condition (financial or otherwise) or prospects of ACE or any other Person, or (iii) the existence of any Default. The Issuing Bank shall not be under any obligation, either initially or on a continuing basis, to provide the Administrative Agent or any Bank with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished. The Issuing Bank shall not be responsible for the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any Loan Document.

(c) Administration. The Issuing Bank may rely upon any notice or other communication of any nature (written, electronic or oral, including telephone conversations and transmissions through the Issuing Bank’s remote access system, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and the Issuing Bank shall not have any duty to verify the identity or authority of any Person giving such notice or other communication. The Issuing Bank may consult with legal counsel (including its in-house counsel or in-house or other counsel for ACE), independent public accountants and any other experts selected by it from time to time, and the Issuing Bank shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. Whenever the Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to ACE, the Administrative Agent or any Bank, such matter may be established by a certificate of ACE, the Administrative Agent or such Bank, as the case may be, and the Issuing Bank may conclusively rely upon such certificate. The Issuing Bank shall not be deemed to have any knowledge or notice of the occurrence of any Default unless the Issuing Bank has received notice from a Bank, the Administrative Agent or ACE referring to this Agreement, describing such Default, and stating that such notice is a “notice of default”.

(d) Indemnification of Issuing Bank by Banks. Each Bank hereby agrees to reimburse and indemnify the Issuing Bank and each of its directors, officers, employees and agents (to the extent not reimbursed by ACE and without limitation of the obligations of ACE to do so), in accordance with its Pro Rata Share, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including the reasonable fees and disbursements of counsel (other than in-house counsel) for the Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document or any LOC, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any LOC, provided that no Bank shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements to the extent resulting from the gross negligence or willful misconduct of the Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction.

(e) Issuing Bank in its Individual Capacity. With respect to its commitments and the obligations owing to it, the Issuing Bank shall have the same rights and powers under this Agreement and each other Loan Document as any other Bank and may exercise the same as though it were not the Issuing Bank, and the term “Banks” and like terms shall include the Issuing Bank in its individual capacity as such. The Issuing Bank and its Affiliates may, without liability to account to any Person, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, act as agent under other credit facilities for, and engage in any other business with, ACE and any stockholder, Subsidiary or Affiliate of ACE, as though the Issuing Bank were not the Issuing Bank hereunder.

2.13 Failure of Issuing Bank to be an Eligible Issuer. If at any time the Issuing Bank ceases to be a Qualifying Issuing Bank, then (a) at the request of ACE, Deutsche Bank AG, New York Branch shall cause Deutsche Bank Trust Company Americas, if it then is a Qualifying Issuing Bank, to be substituted as the Issuing Bank as promptly as practicable thereafter with respect to all subsequent LOCs issued pursuant to this Agreement and (b) if Deutsche Bank Trust Company Americas is not, or subsequently ceases to be, a Qualifying Issuing Bank, the Issuing Bank shall use reasonable commercial efforts in cooperation with ACE to find a substitute Qualifying Issuing Bank as promptly as practicable thereafter which is reasonably satisfactory to ACE to replace the Issuing Bank with respect to all subsequent LOCs issued pursuant to this Agreement. With respect to any LOC outstanding at the time a substitute Qualifying Issuing Bank becomes the Issuing Bank hereunder, the existing Issuing Bank shall use reasonable commercial efforts to assist ACE in replacing such existing LOC with a letter of credit issued by the new Issuing Bank.

ARTICLE III.

CONDITIONS

3.01 Conditions Precedent to Closing Date. The occurrence of the Closing Date, and the obligation of the Issuing Bank to issue any LOC, is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received the following, each dated the Closing Date (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and in sufficient copies for each Bank:

(i) Certified copies of the resolutions of the Board of Directors of ACE approving the transactions contemplated by the Loan Documents.

(ii) A certificate of ACE, signed by a Responsible Officer, certifying as to (1) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date and (2) the absence of any Default.

(iii) A certificate of the Secretary or an Assistant Secretary and a Responsible Officer of ACE certifying the names and true signatures of the officers of ACE that are authorized to sign the Loan Documents and the other documents to be delivered hereunder.

(iv) Favorable opinions of (1) Niederer Kraft & Frey AG, Swiss counsel for ACE, in substantially the form of Exhibit E-1, and (2) Mayer Brown LLP, New York counsel for ACE, in substantially the form of Exhibit E-2.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting ACE or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (x) would be reasonably expected to have a Material Adverse Effect or (y) would reasonably be expected to materially adversely affect the legality, validity or enforceability of any Loan Document or the transactions contemplated thereby.

(c) ACE shall have paid all fees of the Administrative Agent and the Banks and all expenses of the Administrative Agent (including the fees and expenses of counsel to the Administrative Agent), in each case to the extent then due and payable.

3.02 Conditions Precedent to Each Issuance, Extension or Increase of an LOC. In addition to the conditions to issuance, extension or increase set forth in Section 2.01, the obligation of the Issuing Bank to issue, extend or increase the amount of an LOC (including any issuance on the Closing Date) shall be subject to the further conditions precedent that on the date of such issuance, extension or increase (a) the following statements shall be true (and each request for issuance, extension or increase of an LOC and each automatic extension of an LOC shall constitute a representation and warranty by ACE that both on the date of such notice and on the date of such issuance, extension or increase such statements are true):

(i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such issuance, extension or increase, as though made on and as of such date, other than any such representation or warranty that, by its terms, refers to a specific date other than the date of such issuance, extension or increase, in which case as of such specific date (provided that the representation and warranty contained in the last sentence of Section 4.06 shall be excluded from this clause (i) at all times after (but shall be included on and as of) the Closing Date); and

(ii) no Default has occurred and is continuing or would result from such issuance, extension or increase; and

(b) the Administrative Agent shall have received such other approvals, opinions or documents as any Bank through the Administrative Agent may reasonably request.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

ACE represents and warrants as follows:

4.01 Existence, Etc. ACE and each of its Material Subsidiaries (i) is duly organized or formed, validly existing and, to the extent such concept applies, in good standing under the laws of the jurisdiction of its incorporation or formation, except, in the case of any Material Subsidiary, where the failure to do so would not be reasonably likely to have a Material Adverse Effect, (ii) is duly qualified and in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have any license, permit or other approval would not be reasonably likely to have a Material Adverse Effect.

4.02 Authority and Authorization. The execution, delivery and performance by ACE of each Loan Document, and the consummation of the transactions contemplated thereby, are within the organizational powers of ACE, have been duly authorized by all necessary organizational action, and do not (i) contravene the constitutional documents of ACE, (ii) violate any law, rule, regulation (including Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting ACE or any of its Subsidiaries or any of their respective properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of ACE or any of its Subsidiaries. Neither ACE nor any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

4.03 Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery or performance by ACE of any Loan Document or the consummation of the transactions contemplated thereby or (ii) the exercise by the Administrative Agent or any Bank of its rights under the Loan Documents, except for the authorizations, approvals, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect, subject to bankruptcy, insolvency and similar laws of general application relating to creditors’ rights and to general principles of equity.

4.04 Enforceability. This Agreement has been, and each other Loan Document has been or when delivered hereunder will have been, duly executed and delivered by ACE. This Agreement is, and each other Loan Document is or when delivered hereunder will be, the legal, valid and binding obligation of ACE, enforceable against ACE in accordance with its terms.

4.05 Litigation. There is no action, suit, investigation, litigation or proceeding affecting ACE or any of its Subsidiaries pending or, to the knowledge of ACE, threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) would reasonably be expected to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated by the Loan Documents.

4.06 Financials. The Consolidated balance sheet of ACE and its Subsidiaries as at December 31, 2008, and the related Consolidated statements of income and of cash flows of ACE and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of PricewaterhouseCoopers LLP, independent public accountants, and the Consolidated balance sheet of ACE and its Subsidiaries as at March 31, 2009, and the related Consolidated statements of income and cash flows of ACE and its Subsidiaries for the three months then ended, duly certified by the Chief Financial Officer of ACE, copies of which have been furnished to each Bank, fairly present, subject, in the case of said balance sheet as at March 31, 2009, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of ACE and its Subsidiaries as at such dates, and the Consolidated results of operations of ACE and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis (subject in the case of the March 31, 2009 balance sheet and statements of income and cash flows, to the absence of footnotes). Since December 31, 2008, there has been no Material Adverse Change.

4.07 Accuracy of Information. No written information, exhibit or report furnished by or on behalf of ACE to the Administrative Agent or any Bank in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading as at the date it was dated (or if not dated, so delivered).

4.08 Margin Stock. Margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) constitutes less than 25% of the value of those assets of ACE that are subject to any limitation on sale, pledge or other disposition hereunder.

4.09 Compliance with Certain Acts. ACE and each of its Subsidiaries is in compliance in all material respects with the Patriot Act. No part of any payment under any LOC will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

4.10 Reimbursement Agreement Representations and Warranties. Each representation and warranty of ACE set forth in clauses (j), (k), (l), (m), (n) and (p) of Section 4.01 of the Reimbursement Agreement is true and correct in all material respects as if set forth in full herein, mutatis mutandis.

ARTICLE V.

COVENANTS

So long as any Advance or any other obligation of ACE under any Loan Document shall remain unpaid, any LOC shall be outstanding or the Issuing Bank shall have any commitment to issue any LOC, ACE will:

5.01 Pari Passu Ranking. Ensure that at all times the claims of the Banks, the Issuing Bank and the Administrative Agent against it under the Loan Documents will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for claims that are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

5.02 Other Covenants. Comply with all covenants set forth in Article V of the Reimbursement Agreement as if such covenants were set forth in full herein, mutatis mutandis.

ARTICLE VI.

EVENTS OF DEFAULT

6.01 Events of Default and Their Effect. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) ACE shall fail to pay any reimbursement obligation in respect of any Advance made by the Issuing Bank pursuant to an LOC when and as the same shall become due and payable; or ACE shall fail to pay any other amount payable by ACE under any Loan Document within five Business Days after the same becomes due and payable;

(b) Any representation or warranty made by ACE (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made;

(c) (i) ACE shall fail to perform or observe any term, covenant or agreement contained in Section 2.10, or in Section 5.01(d) (solely with respect to ACE), 5.02, 5.03(a) or 5.04 of the Reimbursement Agreement as incorporated herein by reference; (ii) ACE shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) of the Reimbursement Agreement if such failure shall remain unremedied for five Business Days after written notice thereof shall have been given to ACE by the Administrative Agent or any Bank; or (iii) ACE shall fail to perform or observe any other term, covenant or agreement contained or incorporated by reference herein or contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to ACE by the Administrative Agent or any Bank;

(d) Any “Event of Default” (under and as defined in the Reimbursement Agreement) shall occur and be continuing under Section 6.01(f), (g), (h), (j), (k) or (l) of the Reimbursement Agreement; or

(e) Any event of the type described in Section 6.01(f) of the Reimbursement Agreement shall occur with respect to the Reimbursement Agreement; provided, that for purposes of this Section 6.01(e) only, the references to “Reimbursement Agreement” herein shall include any modifications or amendments to the Reimbursement Agreement as in effect on any determination date;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Banks, by notice to ACE, declare the obligation of the Issuing Bank to issue, extend or increase the amount of any LOC to be terminated, whereupon the same shall forthwith terminate, and/or (ii) shall at the request, or may with the consent, of the Required Banks, by notice to ACE, declare all amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by ACE, and/or (iii) may require the beneficiary of any LOC to draw the entire amount available to be drawn under such LOC in accordance with (and to the extent permitted by) such LOC; provided that in the event of an actual or deemed entry of an order for relief with respect to ACE under the federal Bankruptcy Law, (x) the obligation of the Issuing Bank to issue, extend or increase the amount of any LOC shall automatically terminate, (y) all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by ACE and (z) the obligation of ACE to provide cash collateral under Section 6.02 shall automatically become effective.

6.02 Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Banks, whether before or after taking any of the actions described in Section 6.01, demand that ACE, and forthwith upon such demand ACE will, pay to the Administrative Agent on behalf of the Banks in immediately available funds an amount equal to the aggregate Available Amount of all LOCs then outstanding as cash collateral. If at any time during the continuance of an Event of Default the Administrative Agent determines that such funds are subject to any right or claim of any Person other than the Administrative Agent and the Banks or that the total amount of such funds is less than the aggregate Available Amount of all LOCs, ACE will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional cash collateral, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any LOC, such funds shall be applied to reimburse the Issuing Bank, to the extent permitted by applicable law.

ARTICLE VII.

THE ADMINISTRATIVE AGENT

7.01 Authorization and Action. Each Bank (in its capacity as a Bank) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the instructions of the Required Banks (or all Banks where unanimity is required), and such instructions shall be binding upon all Banks; provided that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give each Bank prompt notice of each notice given to it by ACE pursuant to the terms of this Agreement.

7.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for ACE), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statement, warranty or representation (whether written or oral) made in or in connection with the Loan Documents (except for statements, warranties and representations made to ACE in the Pricing Agreement); (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of ACE or to inspect the property (including the books and records) of ACE; (d) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

7.03 The Administrative Agent and Affiliates. With respect to its Commitment, its Participating Interests and the Advances, the Administrative Agent shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Administrative Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, ACE, any of its Subsidiaries and any Person that may do business with or own securities of ACE or any such Subsidiary, all as if the Administrative Agent were not the Administrative Agent and without any duty to account therefor to the Banks.

7.04 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the financial statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

(a) Indemnification. Each Bank severally agrees to indemnify the Administrative Agent and its officers, directors, employees, agents, advisors and Affiliates (to the extent not promptly reimbursed by ACE) from and against such Bank’s Pro Rata Share of all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent or any such other Person in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any costs and expenses (including fees and expenses of counsel) payable by ACE under Section 8.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by ACE. The failure of any Bank to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any amount required to be paid by the Banks to the Administrative Agent as provided herein shall not relieve any other Bank of its obligation hereunder to reimburse the Administrative Agent for its Pro Rata Share of such amount, but no Bank shall be responsible for the failure of any other Bank to reimburse the Administrative Agent for such other Bank’s Pro Rata Share of such amount. Without prejudice to the survival of any other agreement of any Bank hereunder, the agreement and obligations of each Bank contained in this Section 7.04(a) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

7.05 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and ACE. Upon any such resignation or removal of the Administrative Agent, the Required Banks shall have the right to appoint a successor Administrative Agent, subject (so long as no Event of Default exists) to the consent of ACE (which consent shall not be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 7.05 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation or removal shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Banks shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE VIII.

MISCELLANEOUS

8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by ACE therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks (and, in the case of an amendment, ACE), and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall:

(a) unless in writing and signed by all of the Banks, do any of the following at any time: (i) waive any of the conditions specified in Section 2.01, 3.01 or 3.02, (ii) change the number of Banks or the percentage of (x) the Commitment Amounts, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding LOCs that, in each case, shall be required for the Banks or any of them to take any action hereunder, (iii) release ACE or otherwise limit ACE’s liability with respect to the obligations owing to the Administrative Agent and the Banks, (iv) amend this Section 8.01 or any of the definitions herein that would have such effect, (v) extend the Termination Date, (vi) limit the liability of ACE under any of the Loan Documents or (vii) change or waive any provision of Section 2.07(a) or any other provision of this Agreement requiring the ratable treatment of the Banks;

(b) unless in writing and signed by each affected Bank, do any of the following at any time: (i) subject such Bank to any additional obligation, (ii) reduce the principal of, or interest on, any reimbursement obligation or any fee or other amount payable to such Bank hereunder, or increase such Bank’s Commitment Amount, or (iii) postpone any date fixed for any payment of principal of, or interest on, any reimbursement obligation, fee or other amount payable to such Bank hereunder;

provided, further, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Issuing Bank under this Agreement or any other Loan Document.

8.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including facsimile or e-mail) and mailed or sent to, in the case of ACE, at its address set forth below its signature hereto, in the case of the Issuing Bank or the Administrative Agent, at Deutsche Bank AG, Loan Operations, Letter of Credit, 60 Wall Street, 9th Floor, New York, NY, 10005, Attention: Everardus (Joe) Rozing (Phone: (212) 250-1014; Facsimile: (212) 797-0403; email: everardus.rozing@db.com), with copies to each of: (a) Deutsche Bank Securities, Inc., 60 Wall Street, New York, NY 10005, Attention: Debt Capital Markets, Craig Wenzel (Facsimile: (212) 797-2202, email: craig.wenzel@db.com) and (b) Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, Attention: Global Credit Solutions, Elliott Horner (Facsimile: (732) 460-5216, email: elliott.horner@db.com) and Benjamin Robbins (Facsimile: (646) 593-8194, email: benjamin.robbins@db.com), and in the case of any Bank that is not a party hereto on the Closing Date, at its address specified in the Assignment and Acceptance pursuant to which it becomes a Bank, or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective (a) if mailed, three Business Days after the date deposited in the mail, (b) if sent by messenger or courier, when delivered, or (c) if sent by facsimile or e-mail, when the sender receives electronic confirmation of receipt, except that (i) notices and communications to the Administrative Agent pursuant to Article II, shall not be effective until received by the Administrative Agent; and (ii) any notice or other communication received at a time when the recipient is not open for its regular business shall be deemed received one hour after such recipient is again open for its regular business.

8.03 No Waiver; Remedies. No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

8.04 Costs and Expenses.

(a) ACE agrees to pay on demand (i) all reasonable and documented costs and expenses of the Administrative Agent and the Issuing Bank (including the reasonable and documented fees and expenses of a single counsel for the Administrative Agent and the Issuing Bank) in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents; and (ii) all reasonable and documented costs and expenses of the Administrative Agent and each Bank in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including the reasonable and documented fees and expenses of counsel for the Administrative Agent and each Bank with respect thereto); provided that ACE shall only be obligated to pay the fees and expenses of a single counsel for the Banks (as opposed to the Administrative Agent and the Issuing Bank) unless, and to the extent that, such counsel reasonably determines that a conflict requires the engagement of additional counsel.

(b) ACE agrees to indemnify and hold harmless the Administrative Agent and each Bank and each of their respective Affiliates and the officers, directors, employees, agents and advisors of any of the foregoing (each an “Indemnified Party”) from and against all claims, damages, losses, liabilities and expenses (including reasonable and documented fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement, the actual or proposed use of the proceeds of the Advances, the other Loan Documents or any transaction contemplated hereby or thereby, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its Affiliates; provided that ACE shall only be obligated to pay the fees and expenses of a single counsel for the Indemnified Parties (other than the Administrative Agent and the Issuing Bank, which may engage separate counsel) unless, and to the extent that, such counsel reasonably determines that a conflict requires the engagement of additional counsel. In the case of any investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by ACE, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. ACE also agrees not to assert any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, any other Loan Document, any transaction contemplated hereby or thereby or the actual or proposed use of the Advances or any LOC.

(c) Without prejudice to the survival of any other agreement of ACE hereunder or under any other Loan Document, the agreements and obligations of ACE contained in Section 2.06 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any other Loan Document.

8.05 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare amounts owing hereunder to be due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Bank or such Affiliate to or for the credit or the account of ACE against any obligations of ACE now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The Administrative Agent and each Bank agree promptly to notify ACE after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Bank and their respective Affiliates under this Section 8.05 are in addition to other rights and remedies (including other rights of set-off) that the Administrative Agent, such Bank and their respective Affiliates may have.

8.06 Binding Effect. This Agreement shall become effective when it shall have been executed by ACE, each Bank and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of ACE, each Bank and the Administrative Agent and their respective successors and assigns, except that ACE shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Banks.

8.07 Assignments and Participations.

(a) Each Bank may, and so long as no Default shall have occurred and be continuing, if demanded by ACE (following a demand by such Bank pursuant to Section 2.11) upon at least five Business Days’ notice to such Bank and the Administrative Agent, will, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its LOC Participating Interests and the Advances owing to it); provided that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations of such Bank hereunder, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was (x) a Bank or an Affiliate of a Bank, the aggregate amount of the Commitment being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 unless it is an assignment of the entire amount of such assignor’s Commitment, or (y) not a Bank or an Affiliate of any Bank, the aggregate amount of the Commitment being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 unless it is an assignment of the entire amount of such assignor’s Commitment, (iii) each such assignment shall be to an Eligible Assignee, (iv) each assignment made as a result of a demand by ACE pursuant to Section 2.11 shall be arranged by ACE after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Bank under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Bank under this Agreement, (v) no Bank shall be obligated to make any such assignment as a result of a demand by ACE pursuant to Section 2.11 unless and until such Bank shall have received one or more payments from either ACE or other Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances made by such Bank, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Bank under this Agreement, (vi) as a result of such assignment, ACE shall not be subject to additional amounts under Section 2.06 or 2.08 and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank, hereunder and (ii) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.06, 2.08 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment and any other rights that are expressly provided hereunder to survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Bank assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of ACE or the performance or observance by ACE of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank.

(d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of ACE, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment Amount of, and principal amount of the Advances owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and ACE, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by ACE or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a completed Assignment and Acceptance executed by an assigning Bank and an assignee, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to ACE and to the parties to such Assignment and Acceptance.

(f) Each Bank may sell participations to one or more Persons (other than ACE or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its LOC Participating Interests and the Advances owing to it; provided that (i) such Bank’s obligations under this Agreement (including its Commitment and its LOC Participating Interests) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) ACE, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and (iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by ACE therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, reimbursement obligations or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the reimbursement obligations or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. Each Bank shall, as agent of ACE solely for the purposes of this Section 8.07, record in book entries maintained by such Bank, the name and amount of the participating interest of each Person entitled to receive payments in respect of any participating interests sold pursuant to this Section 8.07.

(g) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to ACE or any of its Subsidiaries furnished to such Bank by or on behalf of ACE or any such Subsidiary; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Bank.

(h) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time create a security interest in all or any portion of its rights under this Agreement (including the Advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

8.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement (or any related agreement, including any amendment hereto or waiver hereunder) by facsimile or e-mail (in a pdf or similar file) shall be effective as delivery of an original executed counterpart of this Agreement (or such related agreement).

8.09 No Liability of the Issuing Bank. ACE assumes all risks of the acts or omissions of any beneficiary or transferee of any LOC with respect to its use of such LOC. Neither the Issuing Bank nor any of its officers, directors, employees or agents shall be liable or responsible for: (a) the use that may be made of any LOC or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not strictly comply with the terms of an LOC, including failure of any documents to bear any reference or adequate reference to the LOC; or (d) any other circumstances whatsoever in making or failing to make payment under any LOC, except that ACE shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to ACE, to the extent of any direct, but not consequential, damages suffered by ACE that ACE proves were caused by (i) the Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any LOC comply with the terms of the LOC or (ii) the Issuing Bank’s willful failure to make lawful payment under an LOC after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the LOC. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

8.10 Confidentiality. Neither the Administrative Agent nor any Bank shall disclose any Confidential Information to any Person without the consent of ACE, other than (a) to the Administrative Agent’s or such Bank’s Affiliates and their officers, directors, employees, agents and advisors, to actual or prospective Eligible Assignees and participants, and to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, and in each case then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating such Bank or pursuant to any request of any self-regulatory body having or claiming authority to regulate or oversee any aspect of a Bank’s business or that of any of its Affiliates and (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to ACE and its Subsidiaries received by it from such Bank.

8.11 Jurisdiction, Etc. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(a) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court sitting in the Borough of Manhattan in New York City.

(b) ACE hereby irrevocably appoints Mayer Brown LLP, with offices on the Closing Date at 1675 Broadway, New York, New York, 10019, USA as its agent to receive, accept and acknowledge for and on its behalf services of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such agent shall cease to be available to act as such, ACE agrees to promptly designate a new agent satisfactory to the Administrative Agent in the Borough of Manhattan, The City of New York, to receive, accept and acknowledge for and on its behalf service of any legal process, summons, notice or document that may be served in any such action or proceeding pursuant to the terms of this Section 8.11. In the event that ACE shall fail to designate such new agent, service of process in any such action or proceeding may be made on ACE by the mailing of copies thereof by express or overnight mail or courier, postage prepaid, to ACE at its address set forth opposite its signature below.

8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

8.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY BANK IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

8.14 Disclosure of Information. ACE agrees and consents to the Administrative Agent’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications. ACE shall have the right to review and approve any such disclosure made by the Administrative Agent before such disclosure is made (such approval not to be unreasonably withheld).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ACE LIMITED

By:	/s/ Paul Medini
Name:	Paul Medini
Title:	Chief Accounting Officer

By:	/s/ Robert Cusumano
Name:	Robert Cusumano
Title:	General Counsel and Secretary

Address:
Bärengasse 32
CH-8001 Zürich
Switzerland
Fax: +41 (0) 43 456 76 01

Signature Page to Credit Agreement

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent, as Issuing Bank and as the sole initial Bank

By:	/s/ Suzanne Greenberg
Name:	Suzanne Greenberg
Title:	Director

By:	/s/ Gad Caspy
Name:	Gad Caspy
Title:	Director

Signature Page to Credit Agreement

SCHEDULE I

COMMITMENT AMOUNTS

Deutsche Bank AG New York Branch	$500,000,000

Total	$500,000,000

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE dated as of                         , 20     between                                          (the “Assignor”) and                                          (the “Assignee”), and [consented to and] accepted by Deutsche Bank AG, New York Branch, as administrative agent (the “Administrative Agent”)[, and ACE Limited (“ACE”)].

W I T N E S S E T H

WHEREAS, this Assignment and Acceptance (the “Agreement”) relates to the Credit Agreement dated as of June 16, 2009 among ACE, the Assignor and the other Banks party thereto, and the Administrative Agent, providing for an unsecured letter of credit facility for the benefit of ACE (as amended or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, as provided under the Credit Agreement, the Assignor has a commitment to participate in LOCs and make Advances to ACE in an aggregate principal amount at any time outstanding not to exceed $                    ;

WHEREAS, LOCs with a total amount available for drawing thereunder of $                     are outstanding at the date hereof;

WHEREAS, Advances made to ACE by the Assignor under the Credit Agreement in the aggregate principal amount of $                     are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement and the other Loan Documents in respect of a portion of its Commitment thereunder in an amount equal to $                     (the “Assigned Amount”), together with a corresponding portion of its outstanding LOC Participating Interests, and Advances, if any, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement and the other Loan Documents to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the outstanding LOC Participating Interests and the amount of the Advances, if any, outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee[, the Administrative Agent and ACE] and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with an Commitment Amount (in addition to any Commitment Amount theretofore held by it) equal to the Assigned Amount, and (ii) the Commitment Amount of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor shall be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof the amount heretofore agreed between them.1 The parties hereto agree that fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and fees accruing from the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

4. Consent of the Administrative Agent and ACE. Pursuant to the Credit Agreement, this Agreement is conditioned upon the consent of the Administrative Agent and, so long as no Default has occurred and is continuing, ACE. The execution of this Agreement by the Administrative Agent and, if applicable, ACE is evidence of this consent.

5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of ACE or any of its Subsidiaries, or the validity and enforceability of the obligations of ACE or any of its Subsidiaries in respect of any Loan Document. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of ACE and its Subsidiaries.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of page intentionally left blank.]

[1]	Amount should combine the principal amount of any Advances made by the Assignor together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

[ACE LIMITED]

By:
Title:

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent

By:
Title:	]

EXHIBIT B-1

FORM OF LETTER OF CREDIT (NO REINSURANCE TRUST)

IRREVOCABLE STANDBY LETTER OF CREDIT

For internal identification purposes only.

[Beneficiary Information],	Effective Date: [DATE OF ISSUANCE]
[ADDRESS]
Letter of Credit No.: DBS-

At the request of [ACE Limited or ACE Subsidiary] on behalf, and for the benefit of [Beneficiary], for the account of [ACE Limited], we, Deutsche Bank AG New York Branch, hereby issue this irrevocable Letter of Credit No. DBS-                 in your favor as beneficiary available for an aggregate amount up to the maximum amount of US$                 (                         United States Dollars), effective as of the date first set forth above and expiring at our office located at 60 Wall Street, New York, New York 10005, Attention Global Loan Operations, Standby Letter of Credit Unit, MS NYC60-0629 or such other office in the United States as we shall notify you in writing, on the Expiration Date (as defined below).

Funds under this Letter of Credit are available to you on or prior to the Expiration Date as then in effect against your sight draft(s) drawn on us, signed by your duly authorized officer, bearing the clause “Drawn under Letter of Credit No. DBS-                .” Partial and multiple drawings are permitted. All drafts must be presented to us at our address at 60 Wall Street, New York, New York 10005, Attention Global Loan Operations, Standby Letter of Credit Unit or such other office in the United States as we shall notify you in writing, in one lot along with this original Letter of Credit and amendments hereto, if any.

This Letter of Credit sets forth in full the terms of our undertaking to you and, except as expressly set forth herein, is not subject to any condition or qualifications. Such undertaking to you shall not in any way be modified, amended or amplified by reference to any document or instrument referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates and any such reference shall not be deemed to incorporate herein by reference any document or instrument. Our obligations under this Letter of Credit are in no way contingent upon reimbursement of this Letter of Credit.

This Letter of Credit may expire or be extended from time to time as provided in the immediately succeeding paragraph.

[In the event that we notify you in writing no later than the thirtieth (30th) day prior to the Expiration Date then in effect that we elect not to extend this Letter of Credit, then] this Letter of Credit shall expire on the Expiration Date [then in effect. In the event that we fail to notify you in writing prior to such thirtieth (30th) day preceding to the Expiration Date then in effect that we have elected not to extend the Letter of Credit, or such notice fails to meet the requirements of this paragraph, this Letter of Credit shall be automatically extended for a period of one year from the Expiration Date then in effect.]2 Notwithstanding the foregoing, this Letter of Credit shall expire prior to the Expiration Date then in effect on the thirtieth (30th) day following the date on which Deutsche Bank AG, New York Branch furnishes to you a written “Notice of Credit Event” substantially in form of Exhibit A hereto.

[2]	Insert bracketed language in this paragraph if the LOC is to be “yearly renewable”. Otherwise, delete bracketed language.

“Expiration Date” means the earlier of (i) [insert DATE not later than the fifth (5th) Business Day prior to the date on which the aggregate Credit Exposure (including this LOC) would exceed the aggregate LOC Availability Amount scheduled to be outstanding at any time during such period if this LOC remained outstanding on such date]3/[insert DATE that is 1 year from the Effective Date, or, if this Letter of Credit is extended from time to time as provided in the immediately preceding paragraph, the latest date to which this Letter of Credit is extended]4 or (ii) the thirtieth (30th) calendar day following the date on which Deutsche Bank AG, New York Branch furnishes to you a written “Notice of Credit Event” substantially in form of Exhibit A hereto, if applicable.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (“UCP 600”). If this Letter of Credit expires during an interruption of business as described in Article 36 of UCP 600, we hereby specifically agree to effect payment if this Letter of Credit is drawn upon within three (3) business days after our resumption of business.

Except in the case of sight drafts presented under this Letter of Credit, all notices provided for in this Letter of Credit shall be in writing and delivered by overnight courier service or certified mail, return receipt requested. All notices given hereunder shall be deemed to have been given on the date of receipt.

Yours faithfully,

Deutsche Bank AG New York Branch

Authorized Signature	Authorized Signature

[3]	Insert this clause to the extent such LOC is not to be issued on a yearly-renewable basis.
[4]	Insert this clause to the extent such LOC is to be issued on a yearly-renewable basis.

Exhibit A

to Form of Letter of Credit (No Reinsurance Trust)

FORM OF NOTICE OF CREDIT EVENT

[DATE]

[Beneficiary Name]

[Address]

Attention: [    ]

Ladies, Gentlemen:

Reference is hereby made to that certain Letter of Credit No. [    ] (the “Applicable LOC”), with an Effective Date as of                     , 20    , issued by Deutsche Bank AG, New York Branch for the account of [ACE Limited].

The undersigned, on behalf of Deutsche Bank AG, New York Branch, hereby certifies to you that the following statements are true and accurate:

1. The undersigned is an Authorized Representative of Deutsche Bank AG, New York Branch and has full power and authority to execute and deliver this Notice of Credit Event.

2. A Credit Event which constitutes a “Failure to Pay” or a “Bankruptcy” event (as each such term is defined in the 2003 ISDA Credit Derivatives definitions or any applicable successor definitions) has occurred and is presently continuing with respect to the senior unsecured obligations of [ACE Limited].

You are hereby notified that, pursuant to its terms, the Applicable LOC will expire as of [INSERT DATE 30 DAYS FOLLOWING NOTICE DATE], being the thirtieth (30th) calendar day following the date of this Notice of Credit Event.

IN WITNESS WHEREOF, Deutsche Bank AG, New York Branch has executed and delivered this Notice of Credit Event as of the      day of                     , 20    .

Deutsche Bank AG, New York Branch

By:
Name:
Its:

EXHIBIT B-2

FORM OF LETTER OF CREDIT (REINSURANCE TRUST)

IRREVOCABLE STANDBY LETTER OF CREDIT

For internal identification purposes only.

[Beneficiary Information],	Effective Date: [DATE OF ISSUANCE]
[TRUSTEE NAME]
As Reinsurance Trustee of [ ]
Reinsurance Trust
[ADDRESS]
Letter of Credit No.: DBS-

At the request of [ACE Limited or ACE Subsidiary] on behalf, and for the benefit of [Beneficiary], for the account of [ACE Limited], we, Deutsche Bank AG New York Branch, hereby issue this irrevocable Letter of Credit No. DBS-                 in your favor as beneficiary available for an aggregate amount up to the maximum amount of US$                 (                                 United States Dollars), effective as of the date first set forth above and expiring at our office located at 60 Wall Street, New York, New York 10005, Attention Global Loan Operations, Standby Letter of Credit Unit, MS NYC60-0629 or such other office in the United States as we shall notify you in writing, on the Expiration Date (as defined below).

Funds under this Letter of Credit are available to you on or prior to the Expiration Date as then in effect against your sight draft(s) drawn on us, signed by your duly authorized officer, bearing the clause “Drawn under Letter of Credit No. DBS-                .” Partial and multiple drawings are permitted. All drafts must be presented to us at our address at 60 Wall Street, New York, New York 10005, Attention Global Loan Operations, Standby Letter of Credit Unit or such other office in the United States as we shall notify you in writing, in one lot along with this original Letter of Credit and amendments hereto, if any.

This Letter of Credit sets forth in full the terms of our undertaking to you and, except as expressly set forth herein, is not subject to any condition or qualifications. Such undertaking to you shall not in any way be modified, amended or amplified by reference to any document or instrument referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates and any such reference shall not be deemed to incorporate herein by reference any document or instrument. Our obligations under this Letter of Credit are in no way contingent upon reimbursement of this Letter of Credit.

This Letter of Credit may expire or be extended from time to time as provided in the immediately succeeding paragraph.

[In the event that we notify you in writing no later than the thirtieth (30th) day prior to the Expiration Date then in effect that we elect not to extend this Letter of Credit, then] this Letter of Credit shall expire on the Expiration Date [then in effect. In the event that we fail to notify you in writing prior to such thirtieth (30th) day preceding the Expiration Date then in effect that we have elected not to extend the Letter of Credit, or such notice fails to meet the requirements of this paragraph, this Letter of Credit shall be automatically extended for a period of one year from the Expiration Date then in effect]5.

“Expiration Date” means [insert DATE not later than the fifth (5th) Business Day prior to the date on which the aggregate Credit Exposure (including this LOC) would exceed the aggregate LOC

[5]	Insert bracketed language in this paragraph if the LOC is to be “yearly renewable”. Otherwise, delete bracketed language.

Availability Amount scheduled to be outstanding at any time during such period if this LOC remained outstanding on such date]6/[insert DATE that is 1 year from the Effective Date, or, if this Letter of Credit is extended from time to time as provided in the immediately preceding paragraph, the latest date to which this Letter of Credit is extended]7.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (“UCP 600”). If this Letter of Credit expires during an interruption of business as described in Article 36 of UCP 600, we hereby specifically agree to effect payment if this Letter of Credit is drawn upon within three (3) business days after our resumption of business.

Except in the case of sight drafts presented under this Letter of Credit, all notices provided for in this Letter of Credit shall be in writing and delivered by overnight courier service or certified mail, return receipt requested. All notices given hereunder shall be deemed to have been given on the date of receipt.

Yours faithfully,

Deutsche Bank AG New York Branch

Authorized Signature	Authorized Signature

[6]	Insert this clause to the extent such LOC is not to be issued on a yearly-renewable basis.
[7]	Insert this clause to the extent such LOC is to be issued on a yearly-renewable basis.

EXHIBIT C

REINSURANCE TRUST AGREEMENT (EXCERPT)

. . . . .

3. Letters of Credit.

(a) On the Effective Date, the Grantor will provide to the Trustee to be held in the Trust Account one or more letters of credit issued by Deutsche Bank AG, New York Branch (each a “Letter of Credit”). On the Effective Date and from time to time thereafter, the Grantor may provide to the Trustee to be held in the Trust Account additional Letters of Credit

(b) Any Letter of Credit provided by the Grantor to the Trustee to be held in the Trust Account may be drawn upon by the Trustee pursuant to a Withdrawal Notice from the Beneficiary only when the proceeds of such draw will be utilized for one or more of the following purposes:

(i) For the purposes set forth in [applicable section] of this Agreement; or

(ii) In the event a Letter of Credit will expire without renewal or be reduced or replaced by another Letter of Credit for a reduced amount and where all or part of the Grantor’s obligations under the Reinsurance Agreement remain unliquidated and undischarged ten (10) days prior to the termination date of such Letter of Credit, to draw down the full amount of the Letter of Credit to the extent that such obligations have not yet been funded by the Grantor and exceed the amount of Assets and other Letters of Credit in the Trust Account (including any reduced or replacement Letters of Credit), and deposit those amounts in the Trust Account for the purposes set forth in [applicable section] of this Agreement.

. . . . . .

(d) Upon receipt by the Trustee of a written “Notice of Credit Event,” substantially in the form of Exhibit B, from either the Beneficiary or Deutsche Bank AG, New York Branch, the Beneficiary hereby authorizes and directs the Trustee to draw in full all Letters of Credit then in the Trust Account and deposit the proceeds thereof into the Trust Account. The Beneficiary shall apply such proceeds in a manner consistent with the terms of Section [    ]. On the Effective Date, the Beneficiary will furnish to the Trustee an incumbency certificate duly executed by an authorized representative of Deutsche Bank AG, New York Branch, setting forth the name[s] and specimen signature[s] of any officer of Deutsche Bank AG, New York Branch, authorized to issue a Notice of Credit Event to the Trustee under this Agreement.

(e) Notwithstanding the preceding provisions of this Section 3, the Trustee shall have no responsibility to determine whether the Trustee should draw upon a Letter of Credit and the Trustee shall draw upon a Letter of Credit only upon the written direction of the Beneficiary or Deutsche Bank AG, New York Branch, pursuant to Section 3(d) or as otherwise provided herein, and the Trustee shall have no responsibility whatsoever to determine that any Assets withdrawn from the Trust Account pursuant to this Section 3 will be used and applied in the manner contemplated by this Agreement.

(f) No provision of this Agreement relating to the Letter of Credit may be amended, modified, removed or waived without the prior written consent of the Trustee, the Beneficiary, the Grantor and Deutsche Bank AG, New York Branch.

. . . . .

Exhibit B

to Reinsurance Trust Agreement (excerpt)

FORM OF NOTICE OF CREDIT EVENT

[TRUSTEE NAME]

[TRUSTEE ADDRESS]

Attention: [•]

Ladies, Gentlemen:

Reference is hereby made to that certain Trust Agreement dated as of [•], by and among [•] (the “Trustee”), [•] (the “Grantor”) and [•] (the “Beneficiary”) (the “Trust Agreement”). All terms used herein without definition shall have the meanings in the Trust Agreement.

The undersigned, on behalf of [Deutsche Bank AG, New York Branch]/[the Beneficiary], hereby certifies to the Trustee and other Parties that the following statements are true and accurate:

1. The undersigned is an Authorized Representative of [Deutsche Bank AG, New York Branch]/[the Beneficiary] and has full power and authority to execute and deliver this Notice of Credit Event.

2. A Credit Event which constitutes a “Failure to Pay” or a “Bankruptcy” event (as each such term is defined in the 2003 ISDA Credit Derivatives definitions) has occurred and is presently continuing with respect to the senior unsecured obligations of ACE (as defined in the Credit Agreement, dated as of June 16, 2009).

Immediately upon receipt of this Notice of Credit Event by the Trustee, the Trustee is hereby directed, pursuant to the terms of Section 3(d) of the Trust Agreement, to draw in full all Letters of Credit then in the Trust Account and deposit the proceeds thereof into the Trust Account.

IN WITNESS WHEREOF, [Deutsche Bank AG, New York Branch]/[the Beneficiary] has executed and delivered this Notice of Credit Event as of the      day of                     , 20    .

[Deutsche Bank AG, New York Branch]/[Beneficiary]

By:
Name:
Its:

EXHIBIT D

FORM OF LOC APPLICATION

To:	Deutsche Bank AG, New York Branch
Loan Operations, Letter of Credit
60 Wall Street, 9th Floor
New York, NY 10005
	Attention:	Everadus (Joe) Rozing
	Telephone:	(212) 250-1014
	Facsimile:	(212) 797-0403:
Electronic Mail: everardus.rozing@db.com

CC:	Deutsche Bank Securities, Inc.
60 Wall Street
New York, NY 10005
	Attention:	Debt Capital Markets, Craig Wenzel
	Facsimile:	(212) 797-2202
Electronic Mail: craig.wenzel@db.com

Ladies and Gentlemen:

This notice shall constitute a “Request for Issuance” of a Letter of Credit pursuant to Section 2.02(a) of the U.S.$500,000,000 Credit Agreement dated as of June 16, 2009 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among ACE Limited, as Borrower thereunder, the Banks from time to time named therein, and Deutsche Bank AG, New York Branch, as Issuing Bank and Administrative Agent thereunder. Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

The undersigned hereby requests that the Issuing Bank issue a Letter of Credit in the form of Exhibit [B-1]/[B-2] to the Credit Agreement8 for the account of the Borrower on [•]9 in the aggregate Available Amount of [•]10. The beneficiary of the requested Letter of Credit will be [INSERT NAME AND ADDRESS OF BENEFICIARY]/[as Reinsurance Trustee of the [•],]11. Such Letter of Credit will be in support of [•]12 and will have a stated expiration date of [•] 13 and will have a stated effective date of [•].14 [The undersigned hereby represents and warrants to the Issuing Bank that, upon issuance of such Letter of Credit, such Letter of Credit shall be immediately deposited into a reinsurance trust account governed by a reinsurance trust agreement by and among the applicable grantor, the applicable

[8]	Insert Exhibit B-1 if the Letter of Credit is to be held outside of a Reinsurance Trust Account. Insert Exhibit B-2 if the Letter of Credit is to be held in a Reinsurance Trust Account; provided, that proviso (g) in the first sentence of Section 2.01 also must be satisfied for use of Exhibit B-2.
[9]	Insert proposed date of issuance, which must be a Business Day and must be no earlier than the third (3rd) Business Day following receipt by the Issuing Bank of the Request for Issuance.
[10]	Insert Available Amount in USD of the Letter of Credit.
[11]	Insert bracketed text if the Letter of Credit is to be held in a Reinsurance Trust Account.
[12]	Insert brief description of obligation to be supported by the Letter of Credit.
[13]	Insert date which cannot be later than the third (3rd) Business Day prior to the maturity date of the LOC Availability Amount corresponding to LOCs of such series.
[14]	Insert issuance date or, if different, the effective date.

beneficiary of the reinsurance trust account, the applicable reinsurance trustee, the Issuing Bank and the Administrative Agent, in form and substance satisfactory to the Issuing Bank and Administrative Agent and containing terms substantially similar to those set forth on Exhibit C to the Credit Agreement.]15

ACE LIMITED

Name:
Title:

[15]	Insert bracketed text to the extent a Letter of Credit in the form of Exhibit B-2 is requested.

EXHIBIT E-1

FORM OF OPINION OF NIEDERER KRAFT & FREY AG

EXHIBIT E-2

FORM OF OPINION OF MAYER BROWN LLP